Guardant Health Reports Fourth Quarter and Full Year 2018 Financial Results and Provides Full Year 2019 Outlook
Full Year 2018 Revenue Increase of 82% Over 2017
REDWOOD CITY, Calif. March 12, 2019 – Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary blood tests, vast data sets and advanced analytics, today reported financial results for the fourth quarter and full year ended December 31, 2018.
Recent Highlights

•	Revenue of $32.9 million for the fourth quarter and $90.6 million for the full year of 2018, representing 64% and 82% increases, respectively, over the corresponding periods of 2017

•
NILE study, a head-to-head comparison of the Guardant360 assay to standard-of-care tissue testing met its primary endpoint, detecting a similar number of targetable biomarkers in NSCLC patients, which supports utilization of Guardant360 testing ahead of tissue testing

•	Launched the LUNAR assay to academic and biopharmaceutical researchers to support investigation of clinical applications, including for residual disease/recurrence monitoring and early detection

•	Announced an agreement with AstraZeneca to support the development of the Guardant360 and GuardantOMNI assays for use as companion diagnostics for Tagrisso and Imfinzi, respectively
“During 2018, we made important headway on key initiatives and are continuing to see strong adoption of our liquid biopsy platform, which has driven increased revenue of more than 80 percent over the prior year,” said Helmy Eltoukhy, PhD, Chief Executive Officer. “We believe the recent NILE readout is an important catalyst supporting a blood-first paradigm for first-line use of Guardant360 testing for treatment selection ahead of tissue testing, offering lung cancer patients improved care with a faster time to treatment.”
“In addition, we are encouraged by the progress we are making with our LUNAR program and look forward to presenting pilot LUNAR data at the AACR conference next month. As a result of these developments, we are ramping up investment to accelerate our research and development efforts toward earlier cancer detection,” continued Dr. Eltoukhy.
Fourth Quarter 2018 Financial Results
Revenue was $32.9 million in the three months ended December 31, 2018, a 64% increase from $20.0 million in the three months ended December 31, 2017.  Fourth quarter revenue includes $2.1 million in Medicare payments from samples tested in prior periods. Precision oncology revenue increased 98% driven by higher testing volume and increased revenue per test. There were 8,596 clinical tests and 3,009 biopharmaceutical tests performed during the fourth quarter of 2018.
Gross profit, or total revenue less cost of precision oncology testing and cost of development services, was $18.9 million for the fourth quarter of 2018, an increase of $8.0 million from $10.9 million in the corresponding prior year period. Gross margin, or gross profit divided by total revenue, was 57.6%, as compared to 54.3% in the corresponding prior year period.
Operating expenses were $46.3 million for the fourth quarter of 2018, as compared to $26.5 million in the corresponding prior year period, an increase of 75%.
Net loss attributable to Guardant Health, Inc. common stockholders was $25.1 million in the fourth quarter of 2018, as compared to $15.1 million in the corresponding period of the prior year. Net loss per share attributable to Guardant Health, Inc. common stockholders was $0.30 in the fourth quarter of 2018, as compared to $1.27 in the corresponding period of the prior year.
Full Year 2018 Financial Results
Revenue for the year ended December 31, 2018 was $90.6 million, an 82% increase from $49.8 million in 2017.  Precision oncology revenue increased 86% driven by an increase in test volume and an increase in average price driven by reimbursement from Medicare starting in the fourth quarter of 2018 and an increase in GuardantOMNI test volume. Tests for clinical customers increased 15% and tests for biopharmaceutical customers increased 65%. There were 29,592 clinical tests and 10,370 biopharmaceutical tests performed during 2018.
Gross profit was $47.4 million for the year ended December 31, 2018, an increase of $29.2 million from $18.2 million in 2017. Gross margin was 52.3%, as compared to 36.6% in 2017.
Operating expenses were $140.4 million for the year ended December 31, 2018, as compared to $94.8 million in 2017, an increase of 48%.

Net loss attributable to Guardant Health, Inc. common stockholders was $85.1 million in the year ended December 31, 2018, as compared to $89.0 million in 2017. Net loss per share attributable to Guardant Health, Inc. common stockholders was $2.80 in year ended December 31, 2018, as compared to $7.07 in 2017.
Cash, cash equivalents and marketable securities were $496.5 million as of December 31, 2018.
2019 Financial Guidance
Guardant Health expects full year 2019 revenue to be in the range of $130 million to $135 million, representing 43% to 49% growth over full year 2018. Net loss is expected to be in the range of $126 million to $129 million in 2019.
Webcast and Conference Call Information
Guardant Health will host a conference call to discuss the fourth quarter and full year 2018 financial results after market close on Tuesday, March 12, 2019 at 4:30 PM Eastern Time. The conference call can be accessed live over the phone (866) 417-5537 for U.S. callers or (409) 217-8233 for international callers (Conference ID: 8669149). The webcast can be accessed at http://investors.guardanthealth.com.
About Guardant Health
Guardant Health is a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary blood tests, vast data sets and advanced analytics. The Guardant Health Oncology Platform leverages capabilities in technology, clinical development, regulatory and reimbursement to drive commercial adoption, improve patient clinical outcomes and lower healthcare costs. In pursuit of its goal to manage cancer across all stages of the disease, Guardant Health has launched liquid biopsy-based Guardant360 and GuardantOMNI tests for advanced stage cancer patients, which fuel its LUNAR-1 and LUNAR-2 programs for minimal residual disease/recurrence monitoring and for early detection screening, respectively. Since its launch in 2014, Guardant360 test has been used by more than 6,000 oncologists, over 50 biopharmaceutical companies and all 28 of the National Comprehensive Cancer Network centers.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding Guardant Health’s expected financial results for the year ending December 31, 2019, which involve risks and uncertainties that could cause Guardant Health’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect Guardant Health’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Quarterly Report on Form 10-Q for the period ended September 30, 2018 and in its other reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Guardant Health as of the date hereof, and Guardant Health disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Guardant Health’s views as of any date subsequent to the date of this press release.
In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Guardant Health. The financial information set forth herein is presented on a preliminary and unaudited basis; audited financial statements will be included in Guardant Health’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, when filed.
Investor Contact:
Lynn Lewis or Carrie Mendivil
investors@guardanthealth.com

Guardant Health, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Revenue:
Precision oncology testing	$28,096	$14,161	$78,407	$42,088
Development services	4,777	5,841	12,232	7,754
Total revenue	32,873	20,002	90,639	49,842
Costs and operating expenses:
Cost of precision oncology testing (1)(2)	12,624	7,955	39,846	28,883
Cost of development services	1,323	1,193	3,364	2,735
Research and development expense (1)(2)	16,652	8,120	50,714	25,562
Sales and marketing expense (1)(2)	17,114	9,556	53,465	32,497
General and administrative expense (1)(2)	12,547	8,795	36,192	36,777
Total costs and operating expenses	60,260	35,619	183,581	126,454
Loss from operations	(27,387)	(15,617)	(92,942)	(76,612)
Interest income	2,334	1,012	5,266	2,234
Interest expense	(299)	(304)	(1,251)	(2,702)
Loss on debt extinguishment	—	—	—	(5,075)
Other income (expense), net	115	(144)	4,702	(1,059)
Loss before provision for income taxes	(25,237)	(15,053)	(84,225)	(83,214)
Provision for income taxes	35	7	38	7
Net loss	(25,272)	(15,060)	(84,263)	(83,221)
Fair value adjustment of redeemable noncontrolling interest	150	—	(800)	—
Net loss attributable to Guardant Health, Inc.	$(25,122)	$(15,060)	$(85,063)	$(83,221)
Deemed dividend related to repurchase of Series A convertible preferred stock	—	—	—	(4,716)
Deemed dividend related to change in conversion rate of Series D convertible preferred stock	—	—	—	(1,058)
Net loss attributable to Guardant Health, Inc. common stockholders	$(25,122)	$(15,060)	$(85,063)	$(88,995)
Net loss per share attributable to Guardant Health, Inc. common stockholders, basic and diluted	$(0.30)	$(1.27)	$(2.80)	$(7.07)
Weighted-average shares used in computing net loss per share attributable to Guardant Health, Inc. common stockholders, basic and diluted	84,123	11,851	30,403	12,582

(1)     Amounts include stock-based compensation expense as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Cost of precision oncology testing	$258	$58	$512	$162
Research and development expense	649	200	1,684	507
Sales and marketing expense	666	66	1,727	80
General and administrative expense	990	1,248	2,928	2,921
Total stock-based compensation expenses	$2,563	$1,572	$6,851	$3,670
(2)     Amounts include compensation expenses associated with repurchases of common stock as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Cost of precision oncology testing	$—	$—	$—	$72
Research and development expense	—	—	—	250
Sales and marketing expense	—	—	—	659
General and administrative expense	—	—	157	9,672
Total compensation expense associated with repurchases of common stock	$—	$—	$157	$10,653

 Guardant Health, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	As of December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$140,544	$72,280
Short-term marketable securities	278,417	149,040
Accounts receivable	35,690	12,787
Inventory	9,136	7,287
Prepaid expenses and other current assets	5,204	1,541
Total current assets	468,991	242,935
Long-term marketable securities	77,563	73,254
Property and equipment, net	31,003	16,036
Capitalized license fees	7,800	8,739
Other assets	2,046	1,974
Total Assets	$587,403	$342,938
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,642	$4,998
Accrued compensation	12,986	4,911
Accrued expenses	7,081	6,406
Capital lease, current	97	199
Deferred revenue	16,138	3,113
Total current liabilities	46,944	19,627
Capital lease, net of current portion	119	460
Deferred rent, net of current portion	7,844	6,537
Obligation related to royalty	7,338	7,708
Other long-term liabilities	206	—
Total Liabilities	62,451	34,332
Redeemable noncontrolling interest	41,800	—
Stockholders’ equity:
Convertible preferred stock, par value of $0.00001 per share; no shares authorized, issued or outstanding as of December 31, 2018; 80,104,464 shares authorized, 78,627,369 shares issued and outstanding as of December 31, 2017	—	499,974
Common stock, par value of $0.00001 per share; 350,000,000 and 111,853,396 shares authorized as of December 31, 2018 and 2017, respectively; 85,832,454 and 11,896,882 shares issued and outstanding as of December 31, 2018 and 2017, respectively	1	—
Additional paid-in capital	764,033	4,900
Accumulated other comprehensive loss	(83)	(532)
Accumulated deficit	(280,799)	(195,736)
Total Stockholders’ Equity	483,152	308,606
Total Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Equity	$587,403	$342,938